As filed with the Securities and Exchange Commission on August 29, 2018 Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________
Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1650 Hwy 6 South Suite 190 Sugar Land, Texas 77478 (Address, including Zip Code, of Principal Executive Offices)	75-1256622 (I.R.S. Employer Identification No.)

Trecora Resources Stock and Incentive Plan
(f/k/a Arabian American Development Company Stock and Incentive Plan)
(Full title of the plan)

Simon Upfill-Brown
1650 Hwy 6 South
Suite 190
Sugar Land, Texas 77478
Telephone: (281) 980-5522
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.10 per share	1,000,000	$13.63	$13,630,000.00	$1,696.94

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers the number of shares of Trecora Resources, a Delaware corporation (the “Corporation” or “Registrant”), common stock, $0.10 par value per share (“Common Stock”), stated above and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional securities that may be offered or issued pursuant to the Trecora Resources Stock and Incentive Plan (as amended and restated, the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low sales prices of shares of Common Stock as reported on the New York Stock Exchange on August 24, 2018.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed by the Corporation pursuant to General Instruction E of Form S-8 under the Securities Act to register an additional 1,000,000 shares of Common Stock (the “Shares”) pursuant to the Plan. The Board of Directors of the Corporation approved a Second Amendment to the Plan (the “Second Amendment”) on March 15, 2018, and the Second Amendment was adopted by the Corporation’s shareholders on May 15, 2018. The Second Amendment amends the terms of the Plan to, among other things, increase the number of Shares available for issuance under the Plan from 1,500,000 Shares to 2,500,000 Shares and extend the term of the Plan by three years through June 1, 2021.

The company originally established the Arabian American Development Company Stock and Incentive Plan on April 3, 2012. On September 4, 2015, the Board Approved the first amendment to the Plan (the “First Amendment”). The First Amendment modified the name of the plan to “Trecora Resources Stock and Incentive Plan” and extended the term of the Plan by three years through June 1, 2018. The First Amendment was approved and ratified by the stockholders at the Company’s 2017 annual meeting of stockholders.

These Shares are additional securities of the same class as other securities for which a Registration Statement on Form S-8 (Reg. Nos. 333-188451) was previously filed with the U.S. Securities and Exchange Commission (the Commission”) on May 8, 2013 (the “Prior Registration Statement”). The information contained in the Prior Registration Statement is incorporated herein by reference and made part of this Registration Statement, except as amended hereby. Further registration statements on Form S-8 will be filed with respect to any additional securities that may be offered or issued pursuant to the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.         Exhibits.

Exhibit Number	Description of Exhibit

3.1
Amended and Restated Certificate of Incorporation of Trecora Resources (incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on May 21, 2018).

3.2	Amended and Restated Bylaws of Trecora Resources (incorporated by reference to Exhibit 3.2 to the Corporation’s Current Report on Form 8-K filed with the Commission on May 21, 2018).

4.1
Trecora Resources Stock and Incentive Plan, as amended by the First Amendment (incorporated by reference to Appendix C to the Corporation’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2018).

4.2	Second Amendment to the Trecora Resources Stock and Incentive Plan (incorporated by reference to Appendix B to the Corporation’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2018).

4.3
Form of Trecora Resources Stock and Incentive Plan Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10(b) to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017).

4.4
Form of Trecora Resources Stock and Incentive Plan Amended and Restated Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10(c) to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017).

5.1 *	Opinion of Baker & McKenzie LLP to Registrant as to legality of securities being registered.

23.1 *	Consent of BKM Sowan Horan, LLP.

23.2 *	Consent of Mamdouh Al Majed & Faisal Al-Enzi.

23.3 *	Consent of Baker & McKenzie LLP (included in Exhibit No. 5.1).

24.1 *	Power of Attorney (included on the signature page to the Registration Statement).

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on August 29, 2018.
Trecora Resources

By:	/s/ Simon Upfill-Brown
Name: Simon Upfill-Brown Title: Chief Executive Officer and Chief Operating Officer
POWER OF ATTORNEY
Each person whose signature appears below appoints S. Sami Ahmad and Christopher A. Groves, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Trecora Resources, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Trecora Resources to comply with the Securities Act and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on August 29, 2018.

Signature	Title

/s/ Simon Upfill-Brown	Chief Executive Officer and Chief Operating Officer, Director (principal executive officer)
Simon Upfill-Brown

/s/ S. Sami Ahmad	Chief Financial Officer (principal financial officer)
S. Sami Ahmad

/s/ Christopher A. Groves	Controller (principal accounting officer)
Christopher A. Groves

/s/ Nicholas N. Carter	Executive Chairman of the Board
Nicholas N. Carter

/s/ Gary K. Adams	Director
Gary K. Adams

/s/ Pamela R. Butcher	Director
Pamela R. Butcher

/s/ Joseph P. Palm	Director
Joseph P. Palm

/s/ Karen A. Twitchell	Director
Karen A. Twitchell